UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 27, 2007
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.
     On April 27, 2007, Advanta Credit Card Receivables Corp. (“ACCRC”) and Advanta Bank Corp. (“ABC”), both wholly owned subsidiaries of Advanta Corp. (the “Company”), entered into a Loan and Servicing Agreement (the “LSA”) with the lenders from time to time parties thereto (the “Lenders”), Deutsche Bank AG, New York Branch as Administrative Agent and as Agent, and other Agents from time to time parties thereto (the Administrative Agent, Agent and other Agents referred to collectively, as the “Agents”). The LSA is for the purpose of funding business credit card receivables owned by ACCRC. ABC will act as servicer under the LSA. As described below, ACCRC will purchase the Receivables (defined below) from the Company. ACCRC will pledge the Receivables as collateral under the terms of the LSA and the Lenders will issue commercial paper backed by the pledged Receivables to fund advances under the LSA. The LSA allows for ACCRC to borrow up to a maximum of $100,000,000. The LSA will expire on April 15, 2008 unless it is renewed prior to that date. The LSA or any amounts borrowed under the LSA are not guaranteed by the Company or any of its affiliates.
     The business credit card receivables that will be funded by the LSA (the “Receivables”) are receivables that were or will be generated from certain business credit card accounts originated by ABC. Pursuant to a Receivables Purchase and Servicing Agreement between ABC and the Company, dated as of July 25, 2006, as amended, the Receivables first will have been purchased from ABC by the Company. Subsequently, the Receivables will be purchased by ACCRC from the Company pursuant to a Receivables Purchase Agreement between the Company and ACCRC, dated as of April 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)
Date: May 2, 2007
	By:	/s/ Elizabeth Mai
Elizabeth H. Mai, Chief
Administrative Officer, Senior Vice President, Secretary and General Counsel